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                                                                Exhibit 99


                                        Dated as of May 16, 1999


Global Crossing Ltd.
150 El Camino Drive
Beverly Hills, California 90212
Attention: Tom Casey



        Reference is made to the Merger Agreement, dated as of May 16, 1999 (as amended, supplemented or otherwise modified from time to time, the "Merger Agreement") between Global Crossing Ltd. ("Global Crossing") and U S WEST, Inc. ("U S WEST").

        If the Merger Agreement is terminated under Section 9.2 thereof and results in a fee payable by U S West, U S West shall be permitted to reduce the fee payable thereunder by no more than $250 million (any such reduction, the "Reduced Amount"), so long as U S West purchases and pays in full for capacity on Global Crossing's systems in an aggregate amount equal to the Reduced Amount. The purchase price for any capacity to be acquired by U S West in accordance with this paragraph (i) shall be at the market price then available for such capacity from Global Crossing and/or its affiliates and (ii) shall be payable in dollars on the date the fee payable in Section 9.2 is otherwise due. U S West shall execute, deliver and comply with a Global Crossing Capacity Purchase Agreement (containing standard terms and conditions) in respect of all purchases of capacity under this paragraph.

                                        Very truly yours,

                                        U S WEST, INC.



                                        By: /s/ Solomon D. Trujillo
                                           -------------------------------
                                           Name:  Solomon D. Trujillo
                                           Title: Chairman
AGREED AND ACCEPTED:

GLOBAL CROSSING LTD.



By: /s/ Thomas J. Casey
   ------------------------------
   Name: Thomas J. Casey
   Title:  Vice Chairman